Contact:
                                                                 Stacey Yonkus
                                                  Director, Investor Relations
                                                                (203) 356-4424
                                                       investor@asburyauto.com




                        Asbury Automotive Group Announces
                       Secondary Offering of Common Stock


STAMFORD, Conn., January 22, 2004 -- Asbury Automotive Group, Inc. (NYSE: ABG) announced today that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed secondary offering of 10,000,000 shares of its common stock. Asbury Automotive Holdings L.L.C., a controlled affiliate of Ripplewood Investments L.L.C., is offering approximately 7.1 million shares, with the remaining shares offered by certain other stockholders of the Company. The Company will receive no proceeds from this offering. Certain selling shareholders have also granted the underwriters an option to purchase up to 1,500,000 additional shares of common stock. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities have not been sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion. Built through a combination of organic growth and a series of strategic acquisitions, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms currently operate 99 retail auto stores, encompassing 142 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes a higher proportion of luxury and mid-line import brands than most leading public U.S. automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to plans regarding the company's financial position, results of operations and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors and general economic conditions. There can be no guarantees the company's plans will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. These statements involve a number of risks and uncertainties, including investor response to the proposed offering, the trading prices for the Company's common stock during the offering period, other conditions in the financial markets and customary closing conditions